                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                      NATIONAL INFORMATION CONSORTIUM, INC.
                             a Colorado corporation

                       CHERRY HILLS ACQUISITION SUB, INC.
                             a Colorado corporation

                     INTELLIGENT DECISION TECHNOLOGIES, LTD.
                             a Colorado corporation

                                       and

                            THE PRINCIPAL SHAREHOLDER



                          Dated as of September 8, 2000

                                TABLE OF CONTENTS

RECITALS ..................................................................       1

ARTICLE 1 THE MERGER ......................................................       2
 1.1. THE MERGER ..........................................................       2
 1.2. CLOSING .............................................................       2
 1.3. EFFECTIVE TIME ......................................................       2
 1.4. EFFECTS OF THE MERGER ...............................................       2
 1.5. CHARTER AND BYLAWS ..................................................       2
 1.6. DIRECTORS ...........................................................       3
 1.7. OFFICERS ............................................................       3

ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL
     STOCK OF THE CONSTITUENT CORPORATIONS ................................       3
 2.1. CANCELLATION OF SHARES OF COMMON STOCK ..............................       3
 2.2. CONVERSION OF SHARES OF COMPANY COMMON STOCK ........................       3
 2.3. ADDITIONAL PURCHASE PRICE ...........................................       3
 2.4. CAPITAL STOCK OF MERGER SUB .........................................       5
 2.5. TAKING OF NECESSARY ACTION; FURTHER ACTION ..........................       5
 2.6. COMPANY OPTIONS .....................................................       5
 2.7. ESCROW ..............................................................       5

ARTICLE 3 EXCHANGE OF SHARES ..............................................       6
 3.1. EXCHANGE OF CERTIFICATES ............................................       6
 3.2. TRANSFER TAXES; WITHHOLDING .........................................       8
 3.3. DISSENTING SHARES ...................................................       8
 3.4. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK .................       9
 3.5. LOST, STOLEN OR DESTROYED CERTIFICATES ..............................       9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...................      10
 4.1. ORGANIZATION ........................................................      10
 4.2. CAPITALIZATION ......................................................      10
 4.3. AUTHORITY RELATIVE TO THIS AGREEMENT ................................      11

 4.4. APPROVALS ...........................................................      12
 4.5. NO CONFLICTS ........................................................      12
 4.6. FINANCIAL STATEMENTS ................................................      12
 4.7. ABSENCE OF CERTAIN CHANGES ..........................................      13
 4.8. LITIGATION ..........................................................      15
 4.9. COMPLIANCE WITH LAWS ................................................      16
 4.10. GOVERNMENTAL CONSENT ...............................................      16
 4.11. TAXES ..............................................................      17
 4.12. EMPLOYEE BENEFIT PLANS; ERISA ......................................      18
 4.13. INTELLECTUAL PROPERTY ..............................................      21
 4.14. CONTRACTS AND COMMITMENTS ..........................................      24
 4.15. EMPLOYEES ..........................................................      26
 4.16. ENVIRONMENTAL MATTERS ..............................................      28
 4.17. INSURANCE ..........................................................      29
 4.18. TITLE TO PROPERTIES; ENCUMBRANCES ..................................      30
 4.19. RELATED PARTY TRANSACTIONS .........................................      31
 4.20. ABSENCE OF CERTAIN PAYMENTS ........................................      31
 4.21. BROKERS OR FINDERS .................................................      32
 4.22. BOOKS AND RECORDS ..................................................      32
 4.23. RECEIVABLES; MAJOR CUSTOMERS .......................................      32
 4.24. PAYABLES; MAJOR SUPPLIERS ..........................................      33
 4.25. POWERS OF ATTORNEY .................................................      33
 4.26. TAKEOVER STATUTE ...................................................      33
 4.27. DUE DILIGENCE INFORMATION ..........................................      33
 4.28. DISCLOSURE .........................................................      33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF
     THE PRINCIPAL SHAREHOLDER ............................................      34

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF
     PARENT AND MERGER SUB ................................................      37
 6.1. ORGANIZATION ........................................................      37
 6.2. AUTHORITY RELATIVE TO THIS AGREEMENT ................................      37
 6.3. APPROVALS ...........................................................      37

 6.4. NO CONFLICTS ........................................................      38
 6.5. FULLY PAID AND NONASSESSABLE ........................................      38
 6.6. BROKERS OR FINDERS ..................................................      38
 6.7. FULL DISCLOSURE .....................................................      38
 6.8. PARENT SEC REPORTS ..................................................      38

ARTICLE 7 COVENANTS OF THE COMPANY ........................................      38
 7.1. CONDUCT OF BUSINESS PENDING THE MERGER ..............................      38
 7.2. ACCESS AND INVESTIGATION ............................................      41
 7.3. FILINGS AND CONSENTS; COOPERATION ...................................      41
 7.4. NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE ................      42
 7.5. NO NEGOTIATION ......................................................      42
 7.6. BEST EFFORTS ........................................................      43
 7.7. CONFIDENTIALITY; PUBLICITY ..........................................      43
 7.8. APPROVAL OF MERGER ..................................................      44
 7.9. TAKEOVER STATUTES ...................................................      45

ARTICLE 8 COVENANTS OF PARENT .............................................      45
 8.1. NOTIFICATION ........................................................      45
 8.2. BEST EFFORTS ........................................................      45
 8.3. CONFIDENTIALITY; PUBLICITY ..........................................      46

ARTICLE 9 ADDITIONAL AGREEMENTS ...........................................      46
 9.1. COMPANY 401(k) PLAN .................................................      46
 9.2. INTEGRATION MATTERS .................................................      47
 9.3. FIRPTA AFFIDAVIT ....................................................      47
 9.4. WORKING CAPITAL LOAN ................................................      47
 9.5. OUTSTANDING LOANS ...................................................      47
 9.6. INDEMNIFICATION .....................................................      47
 9.7. EMPLOYEE BENEFITS ...................................................      48
 9.8. COMPANY MANAGEMENT ..................................................      48
 9.9. TAX OPINION .........................................................      48
 9.10. RULE 144 REPORTING .................................................      48
 9.11. EMPLOYEE INCENTIVE POOL ............................................      48

ARTICLE 10 CONDITIONS .....................................................      49
 10.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..........      49
 10.2. CONDITIONS OF OBLIGATIONS OF THE COMPANY ...........................      49
 10.3. CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB .................      50

ARTICLE 11 TERMINATION ....................................................      52
 11.1. TERMINATION ........................................................      52
 11.2. TERMINATION PROCEDURES .............................................      53
 11.3. EFFECT OF TERMINATION ..............................................      53

ARTICLE 12 INDEMNIFICATION ................................................      54
 12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES .........................      54
 12.2. INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS ................      54
 12.3. INDEMNIFICATION BY PARENT ..........................................      56
 12.4. NO CONTRIBUTION ....................................................      57
 12.5. INTEREST ...........................................................      57
 12.6. SETOFF .............................................................      57
 12.7. DEFENSE OF THIRD PARTY CLAIMS ......................................      57

ARTICLE 13 DEFINITIONS AND INTERPRETATION .................................      58
 13.1. DEFINITIONS ........................................................      58
 13.2. INTERPRETATION .....................................................      65

ARTICLE 14 MISCELLANEOUS ..................................................      66
 14.1. FEES AND EXPENSES ..................................................      66
 14.2. AMENDMENT ..........................................................      66
 14.3. EXTENSION; WAIVER ..................................................      66
 14.4. NOTICES ............................................................      66
 14.5. DESCRIPTIVE HEADINGS ...............................................      68
 14.6. COUNTERPARTS .......................................................      68
 14.7. ENTIRE AGREEMENT; ASSIGNMENT .......................................      68
 14.8. GOVERNING LAW ......................................................      68
 14.9. SPECIFIC PERFORMANCE ...............................................      68
 14.10. PARTIES IN INTEREST ...............................................      68

                                    EXHIBITS

Form of Voting Agreement .....................  A

Articles of Merger ...........................  B

Form of Escrow Agreement .....................  C

Company Financial Statements .................  D

Form of Promissory Note ......................  E

Officer's Certificate of the
Company ......................................  F

Officer's Certificate of Parent ..............  G

Form of Escrow Agreement for Employee Pool ...  H

Legal Opinion of Counsel to Parent ...........  I

Legal Opinion of Counsel to the Company ......  J

Form of Shareholders' Agreement ..............  K


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of September 8, 2000 by and among NATIONAL INFORMATION CONSORTIUM, INC., a Colorado corporation ("PARENT"), CHERRY HILLS ACQUISITION SUB, INC., a Colorado corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), INTELLIGENT DECISION TECHNOLOGIES, LTD., a Colorado corporation (the "COMPANY"), and the shareholder whose name appears on the signature page hereof (the "PRINCIPAL SHAREHOLDER"). CERTAIN CAPITALIZED TERMS USED IN THIS AGREEMENT HAVE THE MEANINGS ASCRIBED TO THEM IN SECTION 13.1 HEREOF.

                                    RECITALS

A. The board of directors of Parent has approved, and deems it advisable and in the best interests of its shareholders to consummate the merger (the "MERGER") of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth herein;

B. The Company Board, having carefully considered the long-term prospects and interests of the Company and the Shareholders, has approved the transactions contemplated hereby and has resolved to recommend to the Shareholders the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

C. As a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the Principal Shareholder and Revell Horsey shall enter into a voting agreement substantially in the form of EXHIBIT A attached hereto (the "VOTING AGREEMENT") pursuant to which, among other things, such Principal Shareholder and Revell Horsey agree to vote shares of Company Common Stock held by them in favor of approval and adoption of the Merger and this Agreement;

D. The boards of directors of each of Parent and Merger Sub, and the sole shareholder of Merger Sub have approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the Colorado Business Corporation Act (the "CBCA"), and the Company Board has approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the CBCA; and

E. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE 1
                                   THE MERGER

     1.1. THE MERGER.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the CBCA, the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights, properties, liabilities and obligations of the Company in accordance with the CBCA.

     1.2. CLOSING.

     The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., Pacific time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article 8 of this Agreement (the "CLOSING DATE"), at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto.

     1.3. EFFECTIVE TIME.

     Concurrently with the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in substantially the form attached hereto as EXHIBIT B (the "ARTICLES OF MERGER"), with the Secretary of State of the State of Colorado (the "SECRETARY OF STATE"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of such filing, or such later time agreed to by the parties and set forth in the Articles of Merger, being referred to herein as the "EFFECTIVE TIME").

     1.4. EFFECTS OF THE MERGER.

     The Merger shall have the effects set forth in the applicable provisions of the CBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     1.5. CHARTER AND BYLAWS.

          (a) The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and bylaws of the Surviving Corporation; PROVIDED, that Article I of the articles of incorporation shall be amended as of the Effective Time to provide that "The name of the corporation is Intelligent Decision Technologies, Ltd."

          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws and the articles of incorporation of the Surviving Corporation.

     1.6. DIRECTORS.

     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.7. OFFICERS.

     The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                    ARTICLE 2
                           EFFECT OF THE MERGER ON THE
                  CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

     2.1. CANCELLATION OF SHARES OF COMMON STOCK.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, no par value per share, of the Company (the "COMPANY COMMON STOCK") or any shares of capital stock of Merger Sub, all shares of capital stock held by the Company as treasury stock immediately prior to the Effective Time (collectively, the "CANCELLED SHARES") and all shares of capital stock of the Company held by Parent or Merger Sub shall automatically be cancelled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto.

     2.2. CONVERSION OF SHARES OF COMPANY COMMON STOCK.

     At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock, according to each Shareholder's respective ownership interest in the Company immediately prior to the Effective Time, the Shareholders (other than the holders of Dissenting Shares and Cancelled Shares) shall receive the initial consideration set forth in this Section 2.2 and the additional consideration set forth in Section 2.3 below (collectively, the "MERGER CONSIDERATION"). The initial consideration (the "FIRST INSTALLMENT") shall consist of (a) $500,000 in cash (less the fees and expenses of legal counsel incurred by the Company in connection with the Merger and the accounting fees and expenses of BDO Seidman LLP incurred by the Company in connection with the Merger; provided, however, that the costs of the tax opinion referred to in SECTION 10.2(f) hereof shall be deducted only to the extent such costs exceed $4,000) paid at the Effective Time and (b) a number of shares of Parent Common Stock (as adjusted for stock splits, stock dividends, recapitalizations or the like) equal to the quotient of $1,750,000 divided by the average of the closing sale price of Parent Common Stock on the Nasdaq National Market on each of the ten trading days immediately preceding (but not including) the Closing Date (the "CLOSING SHARE PRICE").

     2.3. ADDITIONAL PURCHASE PRICE.

     Parent shall pay additional merger consideration (the "CONTINGENT CONSIDERATION") as follows:

          (a) At April 1, 2001 or on the first business day of any quarter thereafter until December 31, 2003 (each, an "EBITDA PAYMENT DATE") in which cumulative Business EBITDA (as defined below) exceeds $275,000, Parent shall issue to the Shareholders a number of shares of Parent Common Stock (as adjusted for stock splits, stock dividends, recapitalizations or the like) equal to the quotient of $700,000 divided by the Closing Share Price plus all dividends or distributions on Parent Common Stock with a record date on or after the Closing Date (the "INITIAL EBITDA PAYMENT").

          "BUSINESS EBITDA" means earnings before interest, taxes, depreciation and amortization reflected on Parent's financial statements that were derived by Parent from the operation of the business of the Surviving Corporation, determined in accordance with generally accepted accounting principles applied on a consistent basis. For the purposes of determining Business EBITDA, Parent shall not allocate to the business any overhead, accounting or legal expenses that are not incurred in the operation of the business. Business EBIDTA shall not include any non-cash compensation charges, any capitalization of expenses of the Merger or of the organization of Merger Sub, any extraordinary items (i.e. only operating income and expenses will be included), any charges or costs reimbursed or indemnified by the Shareholders, including under the Escrow Agreement or any amounts reimbursed to Parent or the Surviving Corporation pursuant to the Escrow Agreement for Employee Pool.

          (b)  Following the Initial EBITDA Payment that is paid pursuant
Section 2.3(a) and on each EBITDA Payment Date thereafter until December 31, 2003, Parent shall issue to the Shareholders a number of shares of Parent Common Stock determined by the following formula:

                 ((X-Y))    * $1,750,000 divided by the Closing Share Price
               ----------
               ($700,000)

where (X) means cumulative Business EBITDA from and including January 1, 2001 and (Y) means cumulative Business EBITDA as of the prior EBITDA Payment Date.

          (c) Notwithstanding anything herein to the contrary, the maximum amount of Contingent Consideration payable by Parent pursuant to this Section
2.3 in shares of Parent Common Stock shall not exceed $1,750,000 in total value as measured by the Closing Share Price.

          (d) Notwithstanding anything herein to the contrary, Parent shall pay the Contingent Consideration upon a Change in Control of Parent or the Surviving Corporation. For purposes of this Agreement, a "CHANGE IN CONTROL" shall be deemed to occur if Parent or the Surviving Corporation shall sell, convey or otherwise dispose of or encumber all or substantially all of its assets or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than 50% of the voting power of Parent or the Surviving Corporation is disposed of; PROVIDED, HOWEVER, that this Section 2.3(d) shall not apply to a merger effected exclusively for the purpose of changing the domicile of Parent or the Surviving Corporation.

          (e) Parent shall manage and operate the Company and the business as a separate business unit after the Closing, and shall maintain a financial reporting system that will separately account for the revenue and expenses of the business and the Company through December 31, 2003.

     2.4. CAPITAL STOCK OF MERGER SUB.

     No shares of Merger Sub stock will be issued directly or indirectly in the Merger. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger.

     2.5. TAKING OF NECESSARY ACTION; FURTHER ACTION.

     If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be fully authorized in the name of either or both of the Company or Merger Sub or otherwise to take, and Parent and the Company shall cause such officers and directors to take, all such lawful and necessary action, so long as such action is not inconsistent with the Agreement.

     2.6. COMPANY OPTIONS.

          (a) Each option to purchase shares of Company Common Stock (each a "COMPANY OPTION") issued under one of the Company's benefit plans or otherwise (the "COMPANY BENEFIT PLANS") outstanding immediately prior to the Effective Time that (i) has vested but has not been exercised or (ii) has not vested shall be terminated and the holder of these Company Options will have no right to receive any of the Merger Consideration.

          (b) Except as may be otherwise agreed to by Parent and the Company or as otherwise contemplated or required to effectuate this Section 2.7, the Company Benefit Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of Company Common Stock shall be terminated as of the Effective Time.

          (c) The Company shall take all necessary actions to provide that as of the Effective Time no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of any such Company Option.

     2.7. ESCROW.

          (a) As security for the indemnification obligations set forth herein, promptly following the Effective Time, Parent will deliver to an escrow agent (the

"ESCROW AGENT"), from the shares of Parent Common Stock otherwise deliverable pursuant to Sections 2.2, an amount equal to 50% of such shares (the "ESCROW FUND"). Such delivery and payment to the Escrow Agent shall be under an Escrow Agreement (the "ESCROW AGREEMENT") in substantially the form attached as EXHIBIT C between Parent, the Escrow Agent and the person representing and acting on behalf of the Shareholders (the "SHAREHOLDER REPRESENTATIVE") dated on or prior to the Closing Date, and shall be made on behalf of each Shareholder pro rata in proportion to the total number of shares of Parent Common Stock to be received by such Shareholder pursuant to Sections 2.2.

          (b) On the first annual anniversary of the Closing Date, the Escrow Agent will deliver 60% of the Escrow Fund and any proceeds thereon to the Shareholder Representative on behalf of the Shareholders to an address or account in the United States designated by the Shareholder Representative to the Escrow Agent in writing at least ten business days prior to such date. The Escrow Agent may withhold from such delivery the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement or any other Transactional Agreement.

          (c) On the second annual anniversary of the Closing Date, the Escrow Agent will deliver all shares of Parent Common Stock and proceeds thereof remaining in the Escrow Fund to the Shareholder Representative on behalf of the Shareholders to an address or account in the United States designated by the Shareholder Representative to the Escrow Agent in writing at least ten business days prior to such date. The Escrow Agent may withhold from such delivery the equivalent of any amounts then in dispute relating to indemnification obligations arising under this Agreement or any other Transactional Agreement; PROVIDED, that the withheld amount, to the extent not applied in satisfaction of indemnification obligations, shall be paid to the Shareholder Representative on behalf of the Shareholders as described above promptly upon resolution of such dispute. Upon receipt of the remaining amount of the Escrow Fund, the Shareholder Representative shall distribute the applicable amount of Parent Common Stock and proceeds thereof to the Shareholders in accordance with their percentage contribution to the Escrow Fund.

          (d) Subject to Section 12.2, nothing in this Section 2.7 shall be construed as limiting the liability of the Shareholders to the property in the Escrow Fund, nor shall such property be considered as liquidated damages for any breach under this Agreement or any other Transactional Agreement.

                                    ARTICLE 3
                               EXCHANGE OF SHARES

     3.1. EXCHANGE OF CERTIFICATES.

          (a) Subject to Section 2.7, at or within two business days of the Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent for the benefit of holders of shares of Company Common Stock, the First Installment.

          (b) At or promptly following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to send by courier or overnight delivery (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and that shall be in the form and have such other provisions as Parent and the Company may reasonably specify) (the "LETTER OF TRANSMITTAL"); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be sent by courier or overnight delivery (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof (but in no case prior to the Effective Time), and the Certificate so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

          (c) No holder of any unsurrendered Certificate shall receive the Merger Consideration until such Certificate is surrendered in accordance with this Article 3. If any of the Merger Consideration is paid in shares of Parent Common Stock, subject to the effect of applicable laws, there shall be paid, without interest, to the Person in whose name the shares of Parent Common Stock representing such securities are registered (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(d) hereof and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to shares of Parent Common Stock issued pursuant to Section 2.2; and (ii) at the appropriate payment date or as promptly as practicable thereafter, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to the payment of the First Installment.

          (d) Notwithstanding anything herein to the contrary, no fraction of a share of Parent Common Stock will be issued and no dividend or other distribution, stock split or interest with respect to shares of Parent Common Stock shall relate to any fractional share of Parent Common Stock, and such fractional interest shall not entitle the owner thereof to vote or to any rights as a security holder of Parent. In lieu of any such fractional security, each holder of shares of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Closing Share Price.

          (e) Any portion of the First Installment deposited with the Exchange Agent pursuant to Section 3.1(a) (the "EXCHANGE FUND") that remains undistributed to the holders of the Certificates for three months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for the First Installment.

          (f) None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any amounts held in the Exchange Fund (and any cash, dividends and other distributions payable in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall invest the cash portion of the First Installment included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. Nothing contained in this Section 3.1(g) shall relieve Parent or the Exchange Agent from making the payments required by this Article 3 to be made to the holders of shares of Company Common Stock.

     3.2. TRANSFER TAXES; WITHHOLDING.

     If any certificate for a share of Parent Common Stock is to be issued to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the shares of Parent Common Stock (or cash in lieu of fractional share of Parent Common Stock) otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign Tax law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. Parent shall remit such withheld amounts to the appropriate Governmental Entity.

     3.3. DISSENTING SHARES.

          (a) "DISSENTING SHARES" shall have the meaning set forth in Article 113 of the CBCA.

          (b) Notwithstanding anything herein to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.2 hereof, but the holder thereof shall be entitled to only such rights as are granted by the CBCA.

          (c) If any Shareholder who demands appraisal of such holder's shares of Company Common Stock under the CBCA effectively withdraws or loses (through failure to perfect or otherwise) such holder's right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 2.2 hereof, without interest, upon surrender of the Certificate(s) representing such shares of Company Common Stock pursuant to Section 3.1 hereof.

          (d) The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the CBCA received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the CBCA. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

     3.4. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK.

     The Merger Consideration shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by the Certificates surrendered for exchange, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 3.

     3.5. LOST, STOLEN OR DESTROYED CERTIFICATES.

     In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the First Installment and such other Merger Consideration as may be required pursuant to this Agreement; PROVIDED, HOWEVER, that Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company and the Principal Shareholder hereby represent and warrant to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (the "COMPANY DISCLOSURE SCHEDULE") delivered herewith, dated as of the date hereof (which exceptions shall be deemed to qualify the specific numbered and lettered sections and subsections hereof identified in the Company Disclosure Schedule), and signed by an appropriate officer of the Company, as follows:

     4.1. ORGANIZATION.

          (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, leasing or operation of their assets and properties makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. Section 4.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, leases or operates its assets and properties or conducts business. The Company has heretofore delivered to Parent accurate and complete copies of its articles of incorporation (the "COMPANY ARTICLES") and Bylaws as currently in effect.

          (b) The Company does not own any equity interests in or control, directly or indirectly, any corporation, partnership, trust, joint venture, association, limited liability company or other business entity.

     4.2. CAPITALIZATION.

          (a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which 37,307 shares are issued and outstanding as of the date hereof. As of the date hereof, (i) no shares of Company Common Stock were issued and held in the treasury of the Company and
(ii) 3,687 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Options. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, free of any preemptive or any other similar rights. All of the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be issued in compliance with all applicable federal and state corporate and securities laws.

          (b) As of the date hereof, (i) except as described in Section 4.2(a),there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, indebtedness having general voting rights or debt convertible into securities having such rights ("VOTING DEBT") or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          (c) There are no voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the voting of Company Common Stock.

          (d) Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

          (e) No Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Lien on its properties or assets.

     4.3. AUTHORITY RELATIVE TO THIS AGREEMENT.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transactional Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transactional Agreements, the performance of the Company's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transactional Agreements or to consummate the transactions contemplated hereby and thereby, other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the Company Required Vote. Shareholders sufficient to assure the receipt of the Company Required Vote to approve the Merger have duly executed and delivered the Shareholders' Agreement. This Agreement and the other Transactional Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Sub, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     4.4. APPROVALS.

     Except for the filing and recordation of the Articles of Merger with the Secretary of State in accordance with the requirements of the CBCA, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

     4.5. NO CONFLICTS.

     The execution and delivery of this Agreement and the other Transactional Agreements by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby do not or will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company Articles or Bylaws;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 4.5 of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of Legal Requirement or Order applicable to the Company or any of its assets and properties; or

          (c) (i) result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in the loss of any material benefit under or result in the payment of any amount with respect to or result in or give rise to any Person any right of termination, cancellation, acceleration or modification in or with respect to or (v) result in the creation or imposition of (or the obligation to create or impose) any mortgage, pledge, charge, security interest, claim or encumbrance of any kind (collectively, a "LIEN")) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of their respective properties or assets may be bound.

     4.6. FINANCIAL STATEMENTS.

          (a) The Company has delivered to Parent the unaudited balance sheet of the Company as of June 30, 2000, and the related unaudited statements of results of operations and statements of cash flows for the six month period then ended, which are attached hereto as EXHIBIT D (collectively, the "COMPANY FINANCIAL STATEMENTS").

          (b) The Company Financial Statements delivered to Parent are correct and complete in all material respects and have been prepared in accordance with United States generally accepted accounting principles ("US GAAP") applied on a consistent basis throughout the period indicated (subject to normal year-end adjustments, which adjustments shall not be material, either individually or in the aggregate, and the absence of all U.S. GAAP required footnotes). The Company Financial Statements present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which adjustments shall not be material, either individually or in the aggregate.

          (c) As of the date of the Company Financial Statements, (i) the Company had no liabilities of any nature (matured or unmatured, fixed or contingent) required by US GAAP to be provided for in the Company Financial Statements that were not provided for therein, (ii) the Company had no material liabilities of any nature (matured or unmatured, fixed or contingent) not required by US GAAP to be provided for in the Company Financial Statements and
(iii) all reserves established by the Company and set forth in the Company Financial Statements were adequate for the purposes for which they were established.

          (d) The Company has no liabilities in excess of $20,000, individually or in the aggregate, except for:

               (i) liabilities identified as such in the "liabilities" column of the Company Financial Statements;

               (ii) accounts payable and liabilities (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with US GAAP) incurred by the Company in the ordinary course of business since the date of the Company Financial Statement; and

              (iii) costs and expenses paid or payable to legal counsel and BDO Seidman LLP which will reduce the amount of the First Installment pursuant to Section 2.2.

     4.7. ABSENCE OF CERTAIN CHANGES. Since June 30, 2000:

          (a) the Company has not incurred any liabilities outside of the ordinary course of business and consistent with past practice in excess of $25,000 or as described in Section 4.6(d)(iii);

          (b) the Company has not declared, set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any capital stock, or effected or approved any split, combination or reclassification of any capital stock, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock, other than upon the exercise of a Company Option, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Common Stock;

          (c) except for the issuance of shares of Company Common Stock upon exercise or conversion of any Company Option outstanding prior to the date hereof, the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of capital stock, or securities convertible or exchangeable for shares of capital stock, nor has there been any modification or amendment of the rights of any holder of any outstanding shares of capital stock (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Option), nor has there been any agreement, arrangement, plan or understanding with respect to any such modification or amendment;

          (d) there has not been any amendment to the Company Articles or Bylaws;

          (e) the Company has not made or agreed to any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets;

          (f) the Company has not incurred any Indebtedness or guaranteed any Indebtedness in excess of $10,000;

          (g) the Company has not granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of, including grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any current officer, director, employee, independent contractor or consultant of the Company;

          (h) the Company has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Entity;

          (i) the Company has not sold, transferred or otherwise disposed of any of its properties and assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

          (j) there has not occurred any event, condition, change or development that has had or would reasonably be expected to have a Company Material Adverse Effect;

          (k) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (l) the Company has not failed to pay or satisfy any of its material liabilities;

          (m) there has not occurred any actual or overtly threatened termination of any material customer account or group of accounts;

          (n) the Company has not entered into any transaction with any officer, director or shareholder or any affiliate or associate of any of its officers, directors or shareholders;

          (o) the Company has not made or agreed to make write-off or write-down any determination to write off or write-down, or revalue, any of its assets and properties(real, personal or mixed, tangible or intangible), or change in any reserves or liabilities associated therewith, in excess of $10,000;

          (p)  the Company has not made any loan or advance to any Person; or

          (q) the Company has not entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effect of any of the foregoing.

     4.8. LITIGATION.

          (a) There is no pending Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Proceeding:

               (i) that involves the Company or that otherwise relates to or likely would adversely affect the Company's business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or

               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement and the other Transactional Agreements.

          (b) To the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (c) No Proceeding has ever been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or, to the Company's knowledge, has been threatened at any time.

          (d) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. No officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

          (e) There is no Order or, to the Company's knowledge, proposed Order that, if issued or otherwise put into effect, (i) may have a Company Material Adverse Effect or a material adverse effect on the Company's ability to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby and thereby.

     4.9. COMPLIANCE WITH LAWS.

          (a) The Company has at all times complied with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

          (b) To the Company's knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement.

          (c) The Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Entity, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

          (d) To the Company's knowledge, no Governmental Entity has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect would specifically affect the Company and (i) may have a Company Material Adverse Effect or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby and thereby.

     4.10. GOVERNMENTAL CONSENT.

          (a)  Section 4.10 of the Company Disclosure Schedule identifies:

               (i) each Governmental Authorization that is held by the Company; and

               (ii) each other Governmental Authorization that, to the Company's knowledge, is held by any of the Company's employees and is used in connection with the Company's business.

          (b) The Company has delivered to Parent accurate and complete copies of all of the Governmental Authorizations identified in Section 4.10 of the Company Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Section 4.10 of the Company Disclosure Schedule is valid and in full force and effect.

          (c) The Governmental Authorizations identified in Section 4.10 of the Company Disclosure Schedule constitute all of the Governmental Authorizations necessary to (i) enable the Company to conduct its business in the manner in which its business is currently being conducted and (ii) permit the Company to own and use its assets in the manner in which they are currently owned and used.

     4.11. TAXES.

          (a) Each Tax required to have been paid, or claimed by any Governmental Entity to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Entity.

          (b) Section 4.11(b) of the Company Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Entity ("COMPANY RETURNS") with respect to any taxable period ending on or before the Closing Date. All Company Returns (i) have been, or will be, filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed by the Company.

          (c) The Company's liability for unpaid Taxes for all periods ending on or before the date of the Company Financial Statements, including any liability for Taxes assumed under contract, does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Company Financial Statements. The Company will establish, in the ordinary course of business, reserves adequate for the payment of all Taxes for the period from December 31, 1999 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

          (d) Section 4.11(d) of the Company Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Entity. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (e) No claim or other Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company has never been in a "consolidated group" within the meaning of Treasury Regulations Section 1.1502-1(h), and is not liable for Taxes incurred by any individual, trust, corporation, partnership or any other Person either as a transferee, pursuant to Treasury Regulations
Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations. The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes.

          (f) There is no agreement, plan, arrangement or other contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract, and has not otherwise assumed the tax liability of any other Person under contract.

          (g) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (h) The Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383 or 384, or the federal consolidated return regulations.

          (i) The Company is in compliance with the terms and conditions of any applicable tax exemptions, tax agreements or tax orders of any Governmental Entity to which it is subject or benefits of which have been claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

          (j) The Company has not been a "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

     4.12. EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company, or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee or director of the Company, or any ERISA Affiliate (the "PLANS"). Section 4.12(a) of the Company Disclosure
Schedule identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA PLANS"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee or director of the Company or any ERISA Affiliate.

          (b) With respect to each of the Plans, the Company has heretofore delivered to the Parent true and complete copies of each of the following documents to the extent the Company has such documents in its possession, as applicable:

               (i) a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

               (ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

               (iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

               (iv) a copy of the most recent Summary Plan Description, together with all Summaries of Material Modification issued with respect to such Summary Plan Description, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

               (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

               (vi) all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

               (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

          (c) At no time has the Company or any ERISA Affiliate ever maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA.

          (d) Neither the Company nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Company's knowledge, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

          (e) All contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and
Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company, and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

          (f) At no time has the Company or any ERISA Affiliate ever contributed to or be requested to contribute to any "multiemployer pension plan, " as such term is defined in Section 3(37) of ERISA.

          (g) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (h) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the Internal Revenue Service stating that it is so qualified, and no event has occurred which would affect such qualified status.

          (i) Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

          (j) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate after retirement or other termination of service

(other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any "employee pension plan" as that term is defined in
Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

          (k) The consummation of the transactions contemplated by this Agreement and the other Transactional Agreements will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

          (l) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

     4.13. INTELLECTUAL PROPERTY.

          (a) "INTELLECTUAL PROPERTY" means any United States and foreign, international and state: patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "PATENTS"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "TRADEMARKS"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (collectively, "COPYRIGHTS"); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "TRADE SECRETS"); rights of privacy and publicity, including, but not limited to, the names, likenesses, voices and biographical information of real persons; and all license agreements and other agreements granting rights relating to any of the foregoing. "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing. "CONTENT" means any and all information, pictures, images, graphics, video, audio, text and any other content or information, in whatever form and on any media.

          (b) The Company owns or has the valid right to use all Intellectual Property as currently used in connection with the business of the Company, including, without limitation, all license agreements and other agreements granting rights relating to any Intellectual Property to which the Company is a party or is otherwise bound ("LICENSE AGREEMENTS") (collectively, "COMPANY INTELLECTUAL PROPERTY").

          (c) Section 4.13(c)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all registrations, applications or material unregistered United States, foreign, international and state (i) Patents, (ii) Trademarks, (iii) Internet domain names and (iv) Copyrights, including Content and Software, indicating for each, the applicable jurisdiction, record owner, registration number (or application number), and date issued (or date filed).
Section 4.13(c)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all License Agreements granting or restricting any right to use or practice any rights in connection with any Company Intellectual Property, other than licenses for commercial off-the-shelf software, indicating for each the title, the parties, date executed, and the Intellectual Property covered thereby.

          (d) The Intellectual Property owned by the Company is solely and exclusively owned by the Company free and clear of all Liens, and the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for all registrations and applications for any Intellectual Property that it owns. The Company is not hereby representing that no other person independently acquired and independently owns property that is the same or similar to the Intellectual Property.

          (e) All Company Intellectual Property had been duly maintained, is valid and subsisting, in full force and effect, and has not been cancelled, expired or abandoned. There is no pending or, to the knowledge of the Company, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on
Section 4.13(c)(1) of the Company Disclosure Schedule, or, to the Company's knowledge, against any Company Intellectual Property licensed to the Company as set forth in Section 4.13(c)(2) of the Company Disclosure Schedule.

          (f) There are no settlements, forbearances to sue, consents, judgments, orders or similar obligations to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use any Company Intellectual Property, (ii) restrict the business of the Company in order to accommodate a third-party's Intellectual Property rights or (iii) permit third parties to use any Intellectual Property which would otherwise infringe any Company Intellectual Property. The Company has not licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements, and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Company Intellectual Property in connection with the business of the Company as currently conducted, except pursuant to the License Agreements set forth on Section 4.13(c)(2) of the Company Disclosure Schedule. The License Agreements are legal, valid and binding obligations of the Company and, to the Company's knowledge, are enforceable in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. There exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company, or, to the knowledge of the Company, by any other party under any such License Agreement.

          (g) The Company has taken all reasonable measures to protect the confidentiality of its Trade Secrets, including requiring employees and independent contractors having access thereto to execute written non-disclosure agreements. To the knowledge of the Company, no Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects the proprietary interests of the Company in and to such Trade Secrets. To the knowledge of the Company, no party to any non-disclosure agreement relating to its Trade Secrets is in breach thereof.

          (h) Neither the Company, nor, to the knowledge of the Company, the employees of the Company has any agreements or arrangements with any Person (other than the Company) relating to the confidential information or trade secrets of such Person or restricting any such Person's ability to engage in business activities of any nature. To the knowledge of the Company, the activities of the present employees of the Company do not violate any such agreements or arrangements known to the Company.

          (i) To the knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) and is not libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene. There are no claims or suits pending or, to the knowledge of the Company, threatened, and the Company has not received any notice of a third-party claim or suit, (i) alleging that the Company's activities or the conduct of its business infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party or alleging libel, slander, defamation or other violation of a personal right or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

          (j) To the knowledge of the Company, no third party is misappropriating, infringing, diluting or otherwise violating any Company Intellectual Property and no such claims are pending against a third party by the Company.

          (k) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of the Company to own or use any of the Company Intellectual Property nor require the consent of any Governmental Entity or third party or Person in respect of any such Company Intellectual Property.

          (l) To the knowledge of the Company, no current or former director, officer or employee of the Company (or any of its predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property.

          (m) Section 4.13(m) of the Company Disclosure Schedule sets forth a complete and accurate list of all Software (other than Software acquired in the ordinary course of business) owned, licensed, leased or otherwise used by the Company, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be. With respect to the Software set forth in Section 4.13(m) of the Company Disclosure Schedule that the Company owns, such Software was either developed (i) by employees of the Company within the scope of their employment or (ii) by independent contractors who have assigned their rights to the Company pursuant to written agreements.

          (n) The Company owns or has the valid right to use (including, without limitation, the rights to copy, distribute and sell to any party), as currently used, all Software developed by the Company, whether developed for itself (as part of its core technology or otherwise) or on behalf of any third party.

          (o) The Company has experienced no problems or failures of any kind with respect to Year 2000 Compliance, and to the knowledge of the Company, will not experience any such Year 2000 Compliance problems or failures in the future. As used herein, "YEAR 2000 COMPLIANCE" mean for all dates and times, including, without limitation, dates and times after December 31, 1999 and in the multi-century scenario, when used on a stand-alone system or in combination with other properly operating software or systems: (i) the application system functions and receives and processes dates and times correctly without abnormal results; (ii) all date-related calculations are correct (including, without limitation, age calculations, duration calculations and scheduling calculations); (iii) all manipulations and comparisons of date-related data produce correct results for all valid date values within the scope of the application; (iv) there is no century ambiguity; (v) all reports and displays are sorted correctly; and (vi) leap years are accounted for and correctly identified (including, without limitation, that 2000 is recognized as a leap year).

     4.14. CONTRACTS AND COMMITMENTS.

          (a) Section 4.14(a) of the Company Disclosure Schedule identifies each Company Contract that is material to the Company, including:

               (i) each material contract for the purchase or lease of personal property with any supplier or for the furnishing of any services to the Company;

               (ii) all leases and subleases of real property;

               (iii) all material contracts and agreements relating to Indebtedness, other than trade Indebtedness of the Company;

               (iv) all contracts and agreements with Governmental Entity to which the Company is a party;

               (v) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person in any geographic area or during any period of time;

               (vi) all contracts containing confidentiality requirements (including non-disclosure agreements);

               (vii) all contracts and agreements between or among the Company on the one hand and any officer, director or shareholder of the Company or any affiliate of such Person on the other hand;

               (viii) any other material agreement of the Company which is terminable upon or prohibits a change of ownership or control of the Company as contemplated by this Agreement;

               (ix) all contracts with financial advisers for the sale of the Company or any of its assets; and

               (x) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplates an exchange of consideration with an aggregate value of greater than $20,000.

          (b) Except as identified in Section 4.14(a) of the Company Disclosure Schedule, all Company Contracts are in writing. The Company has made available to Parent accurate and complete copies of all written Company Contracts referred to in Section 4.14(a) of the Company Disclosure Schedule, including all amendments thereto, and has provided to Parent a complete and accurate written description of each such Company Contract that is not written.

          (c) Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its terms. The Company is not in default under any Company Contract, and (i) to the Company's knowledge, no Person has violated or breached, or declared or committed any default under, any Company Contract; (ii) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a violation or breach in any material respect of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy or hinder any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract or (D) give any Person the right to cancel, terminate or modify any Company Contract; and (iii) the Company has not waived any of its material rights under any Company Contract. No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform an obligation thereunder.

          (d) To the Company's knowledge, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and liabilities to the Company.

          (e) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other liability of any other Person except in the ordinary course of business. The Company has never been a party to or bound by (i) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar contract or (ii) any contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

          (f) The performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

          (g) No Person is materially renegotiating, nor has the contractual right to renegotiate, any amount paid or payable to the Company under any material Company Contract or any other material term or provision of any material Company Contract.

          (h) Section 4.14(h) of the Company Disclosure Schedule identifies and provides an accurate and brief description of each proposed material contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to provide services and is outstanding.

          (i) To the Company's knowledge, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Company Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.

          (j) There is no Company Contract that automatically terminates or allows termination by the other party upon consummation of any of the transactions contemplated by this Agreement or any of the other Transactional Agreements.

     4.15. EMPLOYEES.

          (a) Section 4.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

               (i) the name of such employee and the date as of which such employee was originally hired by the Company;

               (ii) such employee's title;

               (iii) such employee's annualized compensation as of the date of this Agreement;

               (iv) each Plan in which such employee participates or is eligible to participate; and

               (v) Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

          (b) Section 4.15(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor." The Company is not a party to any agreement for the provisions of labor from any outside agency.

          (c) The consummation of the transactions contemplated by this Agreement and the other Transactional Agreements will not result in any payment or increased payment becoming due from the Company to any officer, director or employee of, or consultant or contractor to, the Company.

          (d) There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee's employment with the Company.

          (e) The employment of each of the Company's employees is terminable by the Company at will. The Company is not a party to or bound by, and has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar contract.

          (f) The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current and former employees of the Company.

          (g) To the Company's knowledge, (i) no employee of the Company intends to terminate his or her employment with the Company, and the Company does not have a present intention to terminate the employment of any employee, and (ii) no employee of the Company has received since December 31, 1999, or is currently considering, an offer to join a business that likely would be competitive with the Company's business. To the Company's knowledge, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that likely would have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Company, or otherwise on the Company's business or operations.

          (h) The Company has complied in all material respects with all Legal Requirements related to the employment of employees. The Company has not received any notice of any claim that it has not complied in any material respect with any Legal Requirement relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing. There have been no claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and, to the knowledge of the Company, there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim.

          (i) The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and to the Company's knowledge no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

     4.16. ENVIRONMENTAL MATTERS.

          (a) During the period that the Company has leased or owned its properties or owned or operated any facilities, the Company has not disposed or released any Hazardous Materials, and, to the Company's knowledge, there have been no disposals, releases or threatened releases by others of Hazardous Materials on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For purposes of this Agreement, the terms "disposal," "release" and "threatened release" shall have the definitions assigned thereto by CERCLA.

          (b) None of the Company's owned properties or facilities is in violation of any Legal Requirement and to the Company's knowledge, none of its leased properties or facilities is in violation of any Legal Requirement, relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition, except for such violations as individually or in the aggregate have not had and would not reasonably be expected a Company Material Adverse Effect. During the time that the Company has owned or leased its properties and facilities, neither the Company nor, to the Company's knowledge, any third party, has used, generated manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

          (c) During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought or, to the Company's knowledge, threatened against the Company by, or any settlement reached by the

Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

          (d) During the period that the Company has owned or leased its properties and facilities, no Hazardous Materials have been transported from such properties or facilities to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

     4.17. INSURANCE.

          (a) Section 4.17 of the Company Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company (each, a "COMPANY INSURANCE POLICY"):

               (i) the name of the insurance carrier that issued such policy and the policy number of such policy;


               (ii) whether such policy is a "claims made" or an "occurrences" policy;

               (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

               (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

               (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

          (b)  Section 4.17 of the Company Disclosure Schedule also identifies
(i) each pending application for insurance that has been submitted by or on behalf of the Company and (ii) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company has delivered to Parent accurate and complete copies of all of the insurance policies identified in
Section 4.17 of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof, and all of the pending applications identified in Section 4.17 of the Company Disclosure Schedule.

          (c) Each Company Insurance Policy is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

          (d) There is no pending claim under or based upon any Company Insurance Policy and, to the Company's knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

          (e)  The Company has not received:

               (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any Company Insurance Policy or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

               (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under any Company Insurance Policy; or

               (iii) any indication that the issuer of any Company Insurance Policy may be unwilling or unable to perform any of its obligations thereunder.

     4.18. TITLE TO PROPERTIES; ENCUMBRANCES.

          (a) The Company owns, and has good, valid and marketable title to, all assets it purports to own, including:

               (i) all assets reflected on the Company Financial Statements (except for inventory or other tangible assets sold or otherwise disposed of by the Company since the date thereof in the ordinary course of business);

               (ii) all assets acquired by the Company since the date of the Company Financial Statements (except for inventory or other tangible assets sold or otherwise disposed of by the Company since the date thereof in the ordinary course of business);

               (iii) all assets referred to in Sections 4.18(b), 4.13(c)(1), 4.13(c)(2) and 4.23(a) of the Company Disclosure Schedule, except leased assets identified in Section 4.18(b) of the Company Disclosure Schedule, and all of the Company's rights under Company Contracts; and

               (iv) all other assets reflected in the Company's books and records as being owned by the Company.

          All of said assets are owned by the Company free and clear of any Liens, except liens for current taxes and assessments not delinquent.

          (b) Section 4.18(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company with a value greater than $20,000 (including any similar assets that have a collective value of greater than $20,000), and sets forth the original cost and book value of each of said assets.

          (c) To the Company's knowledge, each asset identified in Section 4.18(b) of the Company Disclosure Schedule is free of material defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted).

          (d) The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.18(d) of the Company Disclosure Schedule (the "LEASED PREMISES"). The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Parent complete copies of all such leases, including any amendments thereto. The Surviving Corporation will obtain a valid leasehold interest in such leases, in each case free and clear of all title defects, Liens and restrictions of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business since the date of the Company Financial Statements and (ii) liens for current taxes not yet due and payable.

          (e) Section 4.18(e) of the Company Disclosure Schedule identifies all personal property assets that are being leased or licensed to the Company.

          (f) All leases pursuant to which the Company leases real or personal property are valid and effective in accordance with their respective terms and, to the Company's knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

          (g) The Leased Premises are in a condition adequate for the conduct of the business in the ordinary course of business, and the Company owns, or has a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted.

          (h) The inventories of the Company reflected in the Company Financial Statements consist of items that are useable or salable in the ordinary course of business and do not include below-standard quality, damaged, defective or obsolete items the value of which has not been fully written down or with respect to which adequate reserves have not been provided, adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company. Section 4.18(h) of the Company Disclosure Schedule discloses the addresses of all warehouses or other facilities and customers, if any, in which or with whom any material amounts of the inventories of the Company are located.

     4.19. RELATED PARTY TRANSACTIONS.

     No contracts or agreements are in effect as of the date hereof between the Company, on the one hand, and officers, directors or Shareholders of the Company or their respective Affiliates, on the other hand.

     4.20. ABSENCE OF CERTAIN PAYMENTS.

     Neither the Company, nor any of its respective officers, directors, employees or, to the Company's knowledge, agents or other people acting on behalf of it have (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any Governmental Entity and (b) without limiting the generality of the preceding clause (a), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Neither the Company, nor any of its respective directors, officers, employees or, to the Company's knowledge, agents of other persons acting on behalf of it has accepted or received any unlawful contributions, payments, gifts or expenditures.

     4.21. BROKERS OR FINDERS.

     The Company has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

     4.22. BOOKS AND RECORDS.

     The minute books and stock record books of the Company contain all (i) minutes of meetings of the Shareholders and boards of directors, (ii) written statements of actions taken by the Shareholders and boards of directors without a meeting and (iii) records of the issuance, transfer and cancellation of all shares of capital stock and other securities, in each case since the date of incorporation of the Company. Such minute book and stock record book are true and complete in all material respects.

     4.23. RECEIVABLES; MAJOR CUSTOMERS.

          (a) Section 4.23(a) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of the Company as of the date hereof. All existing accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business. Except as set forth on Section 4.23(a) of the Company Disclosure Schedule, all such account receivables are reflected on the Company Financial Statements, are valid receivables subject to no setoffs or counterclaims, are current, and, to the Company's knowledge, are collectible by the Company in accordance with their terms at their recorded amounts.

          (b) Section 4.23(b) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete list of the revenues received from, each customer or other Person that accounted for more than $20,000 of the gross revenues of the Company from January 1, 1999 through the date hereof. The Company has not received any notice or other communication (in writing or otherwise), or received any other information, indicating that any customer or other Person identified in Section 4.23(b) of the Company Disclosure Schedule may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels.

          (c) The Company has provided to Parent a copy of the Company's standard form of customer contract for each product and service it offers to customers, and all of the Company's customer relationships are governed by such standard contracts. The Company has no oral contracts or agreements to provide products and services.

     4.24. PAYABLES; MAJOR SUPPLIERS.

          (a) Section 4.24 of the Company Disclosure Schedule provides an accurate and complete breakdown of:

               (i) the Company's accounts payable as of the date hereof, with aging;

               (ii) all customer deposits and other deposits held by the Company as of the date hereof; and

               (iii) the Company's long-term debt as of the date hereof.

          (b) Section 4.24 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person, that received more than $20,000 from the Company from January 1, 1999 through the date hereof, other than amounts paid to employees or consultants and described in Section 4.15(a) or (b) of the Company Disclosure Schedule. Each such supplier or other Person has executed and delivered to the Company a valid and binding invoice or other agreement with the Company relating to the services or supplies to which such amounts relate.

     4.25. POWERS OF ATTORNEY.

     The Company has not given a power of attorney to any Person.

     4.26. TAKEOVER STATUTE.

     No Takeover Statute is applicable to the Merger, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Company Board to permit the consummation of the Merger in accordance with the terms hereof.

     4.27. DUE DILIGENCE INFORMATION.

     The Company has provided Parent and Parent's representatives with full and complete access to all of the Company's records and other documents and data, and have produced all documents and related materials in response to the itemized requests on Parent's due diligence request list that was sent to the Company in connection with the transactions contemplated hereby, except to the extent this Agreement otherwise addresses the obligation to deliver such documents and data.

     4.28. DISCLOSURE.

          (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained herein or therein on behalf of the Company or any Principal Shareholder not misleading.

          (b) None of the information supplied in writing by the Company for inclusion or incorporation by reference in the Information Statement at the time it is mailed to the Shareholders and at the time of the meeting of the Shareholders to be held in connection with the Merger, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                    ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDER

     The Principal Shareholder represents and warrants to each of Parent and Merger Sub as follows:

          (a) Such Principal Shareholder has the absolute and unrestricted right, power and authority to enter into and to perform his or her respective obligations under this Agreement and the other Transactional Agreements to which he or she is contemplated to be a party. This Agreement and the other Transactional Agreements constitute, or upon execution and delivery will constitute, the legal, valid and binding obligations of such Principal Shareholder, enforceable against him or her in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

          (b) Subject to the satisfaction of the condition in Section 10.1(c) hereof, to the knowledge of such Principal Shareholder, the execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the transactions contemplated hereby or thereby, by such Principal Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or thereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any order to which such Principal Shareholder is subject.

          (c) There is no pending Proceeding and, to the knowledge of such Principal Shareholder, no Person has threatened to commence any Proceeding, that challenges, or that may have the effect of preventing, delaying or making illegal, such Principal Shareholder's ability to comply with or perform his or her obligations and covenants under the Transactional Agreements; and, to the knowledge of the Principal

Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

          (d) To the knowledge of such Principal Shareholder, there is no proposed Order that, if issued or otherwise put into effect, may have a material adverse effect on the ability of such Principal Shareholder to comply with or perform any covenant or obligation under this Agreement and the other Transactional Agreements.

          (e) Neither such Principal Shareholder nor any Person acting on his or her behalf has negotiated with any finder, broker, intermediary or any similar Person in connection with the transactions contemplated herein.

     With respect to Parent Common Stock, each Principal Shareholder further represents and warrants as follows:

          (f) Such Principal Shareholder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act.

          (g) Such Principal Shareholder, by reason of his or her business and financial experience, has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that he or she is capable of (i) evaluating the merits and risks of an investment in Parent Common Stock and making an informed investment decision,
(ii) protecting his or her own interest and (iii) bearing the economic risk of such investment. If such Principal Shareholder retained a purchaser's representative with respect to the investment in Parent Common Stock that may be made hereby, then such Principal Shareholder shall, at or prior to the Closing,
(A) acknowledge in writing such representation and (B) cause such representative to deliver a certificate to Parent containing such representations as are reasonably requested by Parent.

          (h) Such Principal Shareholder is acquiring Parent Common Stock for investment for such Principal Shareholder's own account, not as a nominee or agent and not with a view to, or any intention of, a resale or distribution thereof, in whole or in part, or the grant of any participation therein other than the transfer to the "employee pool" contemplated by Section 9.11 hereof. Such Principal Shareholder understands that the Parent Common Stock has not been registered under the Securities Act or state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Principal Shareholder's representations as expressed in this Agreement. Such Principal Shareholder has not been formed for the specific purpose of acquiring Parent Common Stock. Such Principal Shareholder further understands that Parent shall have no obligation to register Parent Common Stock under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Such Principal Shareholder hereby acknowledges that because of the restrictions on transfer or assignment of Parent Common Stock to be issued in connection with the

Merger hereunder, such Principal Shareholder may have to bear the economic risk of the investment commitment in Parent Common Stock for an indefinite period of time.

          (i) Such Principal Shareholder will observe and comply with the Securities Act and the rules and regulations promulgated thereunder, as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of Parent Common Stock. In furtherance of the foregoing, and in addition to any restrictions contained in this Agreement or the other Transactional Agreements, such Principal Shareholder will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any Parent Common Stock unless at such time at least one of the following is satisfied:

               (i) a registration statement under the Securities Act covering Parent Common Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

               (ii) such transaction shall be permitted pursuant to the provisions of Rule 144 of the Securities Act;

               (iii) counsel representing such Principal Shareholder shall have advised Parent in a written opinion letter reasonably satisfactory to Parent and its counsel that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition;

               (iv) an authorized representative of the SEC shall have rendered written advice to such Principal Shareholder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated; or

               (v) the transfer is pursuant to the "employee pool" contemplated by Section 9.11 hereof.

          (j) Such Principal Shareholder understands that an investment in Parent Common Stock involves substantial risks. Such Principal Shareholder has been given the opportunity to make a thorough investigation of the proposed activities of Parent and, upon request to Parent, has been furnished with materials relating to Parent and its proposed activities. Such Principal Shareholder has been afforded the opportunity to obtain any additional information deemed necessary by such Principal Shareholder to verify the accuracy of any representations made or information conveyed to such Principal Shareholder. Such Principal Shareholder confirms that all documents, records and books pertaining to its investment in Parent Common Stock and requested by such Principal Shareholder have been made available or delivered to such Principal Shareholder. Such Principal Shareholder has had an opportunity to ask questions of and receive answers from Parent, or from a Person or Persons acting on Parent's behalf, concerning the terms and conditions of this investment.

          (k) Such Principal Shareholder is a "United States person," within the meaning of Section 7701(a)(30) of the Code.


                                    ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub represent and warrant to the Company and the Shareholders as follows:

     6.1. ORGANIZATION.

     Parent is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, leasing or operation of its assets and properties makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

     6.2. AUTHORITY RELATIVE TO THIS AGREEMENT.

     Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transactional Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Transactional Agreements, the performance of each of Parent's and Merger Sub's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the respective board of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the Transactional Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Transactional Agreements have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Principal Shareholder, constitute legal, valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     6.3. APPROVALS.

     Except for the filing and recordation of the Articles of Merger with the Secretary of State in accordance with the requirements of the CBCA, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

     6.4. NO CONFLICTS.

     The execution and delivery of this Agreement and the other Transactional Agreements by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby do not or will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Parent's or Merger Sub's certificate of incorporation or bylaws; or

          (b) conflict with or result in a violation or breach of any Legal Requirement applicable to Parent or Merger Sub, other than filings under applicable securities laws and applicable corporate laws.

     6.5. FULLY PAID AND NONASSESSABLE.

     The shares of Parent Common Stock to be issued in connection with the Merger, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and not subject to preemptive or any other similar rights.

     6.6. BROKERS OR FINDERS.

     Parent has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

     6.7. FULL DISCLOSURE.

     Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained herein or therein on behalf of Parent or Merger Sub not misleading.

     6.8. PARENT SEC REPORTS.

     Parent has filed all reports required to be filed with the SEC pursuant to the Exchange Act since January 1, 1998 (collectively, the "PARENT SEC REPORTS"). As of their respective filing dates, such Parent SEC Reports filed by Parent complied in all material respects with the requirements of the Securities Act and the Exchange Act.

                                    ARTICLE 7
                            COVENANTS OF THE COMPANY

     7.1. CONDUCT OF BUSINESS PENDING THE MERGER.

     Except as otherwise specifically provided in this Agreement, from the date of this Agreement to the earlier of the Effective Time or termination hereof, the Company agrees to (a) conduct its operations only in the ordinary and usual course of business and consistent with past practice and (b) use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers, key employees and consultants and preserve its present relationships and goodwill with landlords, creditors, licensors, licensees, customers, suppliers, key employees, labor organizations and other having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, the Company shall not, directly or indirectly, prior to the Effective Time, without the prior written consent of Parent:

          (a) except to authorize sufficient capital as required to effect the transactions contemplated in connection with the Merger, propose or adopt any amendment to otherwise change the Company Articles or Bylaws;

          (b) sell or otherwise issue (or grant any warrants, options or other rights to purchase, receive or acquire or have issued) any shares of Company Common Stock or any other securities, or otherwise allow any change in the capitalization of the Company as described in Section 4.2 hereof;

          (c) reclassify, combine, split or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, other any dividend declared prior to the date hereof;

          (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding Company Common Stock, Company Warrants or Company Options or other securities of the Company except to the Company Benefit Plan;

          (e) organize any new subsidiary, acquire any capital stock or equity securities of any corporation or acquire any entity or ownership interest (financial or otherwise) in any business;

          (f) (i) incur, assume or otherwise become subject to any liability, or incur any Indebtedness for borrowed money other than in accordance with the Company's current financing arrangements, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party other than advances of employee travel expenses in the ordinary course of business,
(iv) mortgage or pledge any of its properties or assets, tangible or intangible, or create or suffer to exist any Lien thereupon or (v) authorize any new capital expenditures for property, plant and equipment in excess of $25,000;

          (g) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring salary adjustments in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any existing employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants (other than reasonable travel advances) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person pursuant to an employee benefit plan or otherwise;

          (h) license (except in the ordinary course of business consistent with past practice) or otherwise transfer or dispose of, any Intellectual Property of the Company, or dispose of or disclose to any Person any trade secret, formula, process or know-how other than in the ordinary course of business consistent with past practice;

          (i) enter into any contract or transaction other than in the ordinary course of business consistent with past practice;

          (j) cancel any debts or waive, release or relinquish any contract rights or other rights of substantial value other than in the ordinary course of business consistent with past practice;

          (k) except as explicitly contemplated by Section 7.2 hereof, authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into a term sheet, letter of intent, agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

          (l) make any change with respect to accounting policies or procedures;

          (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company Financial Statements;

          (n) take or commit to agree (in writing or otherwise) to take any of the foregoing actions, or fail to take any action, as a result of which a failure of the conditions set forth in Section 9.1 or 9.2 is likely to occur;

          (o)  commence any Proceeding;

          (p) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except as required under US GAAP and in the ordinary course of business; or

          (q) make any election relating to Taxes, changing any election relating to Taxes already made, adopt or change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to

Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment.

     7.2. ACCESS AND INVESTIGATION.

     The Company shall ensure that, at all times from the date of this Agreement through the Effective Time:

          (a) The Company and its representatives provide Parent and its representatives with free and complete access, at reasonable times and with reasonable notice, to the Company, the Company's premises and assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and the Company and its representatives provide Parent and its representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company as Parent may reasonably request; and

          (b) The Company and its representatives compile and provide Parent and its Representatives with such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

     7.3. FILINGS AND CONSENTS; COOPERATION.

     The Company shall ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement and the other Transactional Agreements, or in connection with the consummation or performance of the transactions contemplated hereby and thereby, is made or given as soon as possible after the date of this Agreement;

          (b) Each consent required to be obtained (pursuant to any applicable Legal Requirement, Order or contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement and the other Transactional Agreements, or in connection with the consummation or performance of any of the transactions contemplated hereby and thereby (including each of the Consents identified in Section 4.5 of the Company Disclosure Schedule) is sought as soon as possible after the date of this Agreement and, if obtained, use its best efforts to ensure it remains in full force and effect through the Closing Date;

          (c) The Company promptly delivers to Parent a copy of each filing made, each notice given and each consent obtained by the Company after the date of this Agreement and prior to the Effective Time; and

          (d) The Company and its representatives cooperate with Parent and its representatives, and prepare and make available such documents and take such other actions as Parent may request in good faith, in connection with any filing, notice or consent that Parent is required or elects to make, give or obtain.

     7.4. NOTIFICATION; UPDATES TO COMPANY DISCLOSURE SCHEDULE.

          (a)  The Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Company in this Agreement or any of the other Transactional Agreements;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Company in this Agreement or any of the other Transactional Agreements if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or
     (ii) such extent, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

               (iii) any breach of any covenant or obligation of the Company;
     and

               (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Sections 10.1 or
     10.3 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.4(a) requires any material change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Company Disclosure Schedule specifying such change (a "DISCLOSURE SCHEDULE UPDATE"); PROVIDED, that no such update shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of
(i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or any of the other Transactional Agreements or
(ii) determining whether any of the conditions set forth in Sections 10.1 or
10.3 has been satisfied.

     7.5. NO NEGOTIATION.

          (a) The Company shall ensure that neither the Company nor any of its representatives directly or indirectly:

               (i) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to any Acquisition Transaction;

               (ii) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than Parent) relating to any Acquisition Transaction; or

               (iii) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Parent) relating to any Acquisition Transaction.

          (b) Notwithstanding the foregoing, the Company shall (i) notify Parent orally (within one business day) and in writing (as promptly as practicable) of any Acquisition Transaction proposal (including the identity of the persons making such proposal and the terms of such proposal) that is received, and (ii) furnish to Parent a copy of any written proposal relating thereto.

     7.6. BEST EFFORTS.

     The Company shall use its best efforts to cause the conditions set forth in Sections 10.1 and 10.3 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue, in any of the conditions set forth in Sections 10.1 and 10.3 not being satisfied or in the business of the Company becoming materially less valuable.

     7.7. CONFIDENTIALITY; PUBLICITY.

     The Company shall use its best efforts to ensure that:

          (a) the Company and its representatives keep strictly confidential the existence and terms of this Agreement and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the Non-Disclosure Agreement between Parent and the Company, dated March 14, 2000 (the "NON-DISCLOSURE AGREEMENT");

          (b) without the prior written approval of Parent (such approval not to be unreasonably withheld), neither the Company nor any of its representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the transactions contemplated by this Agreement, except to the extent that the Company is required by law to make any such disclosure regarding such transactions; and

          (c) if the Company is required by law to make any disclosure regarding the transactions contemplated by this Agreement, the Company advises Parent, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

     7.8. APPROVAL OF MERGER.

     The Company shall ensure that the Company approves or adopts, as applicable, as promptly as practicable after the date hereof, by all necessary further action of the Company Board, this Agreement and the other Transactional Agreements to which the Company is a party. The Company shall use its best efforts to obtain all necessary consents and votes of its Shareholders in connection with the approval of this Agreement and the other Transactional Agreements. In furtherance, and not in limitation, of the foregoing:

          (a) Promptly after the signing of this Agreement, the Company, in consultation with Parent, will prepare an Information Statement (the "INFORMATION STATEMENT") and use its best efforts to cause the Information Statement and any other disclosure documents deemed appropriate by Parent to be delivered to the Shareholders in connection with obtaining their approval of this Agreement and the other Transactional Agreements to which the Company is a party. The Company shall provide Parent with drafts of the Information Statement promptly upon distribution to the Company and its representatives, and shall give Parent the opportunity to comment thereon. The Company shall not distribute the Information Statement to the Shareholders without the approval of Parent; PROVIDED, that Parent shall in no way be responsible for any of the content of the Information Statement other than Parent SEC filings accompanying the Information Statement (the "PARENT SEC MATERIALS").

          (b) Except as to the Parent SEC Materials, the Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Whenever the Company obtains any knowledge of any event which should be set forth in an amendment or a supplement to the Information Statement or Parent disclosure documents, the Company will promptly inform Parent and will cooperate in mailing to the Shareholders such amendment or supplement.

          (c) The Company, acting through the Company Board, shall, in accordance with all applicable Legal Requirements and the Company Articles and
Bylaws:

               (i) cause the Information Statement to be mailed to the Shareholders promptly upon completion thereof and (A) duly call, give notice of, convene and hold as soon as practicable a meeting of the Shareholders or (B) solicit an action by written consent in lieu thereof for the purpose of voting to approve and adopt the Merger, this Agreement and the other Transactional Agreements, to the extent required in accordance with Legal Requirements, and use its best efforts to obtain such Shareholders' approval; and

               (ii) subject to the fiduciary duties of the Company Board, recommend approval and adoption of this Agreement and the other Transactional Agreements to which the Company is a party by the Shareholders, and include in the Information Statement such recommendation, and take all lawful action to solicit such approval.

          (d) The timing and procedures of such meeting (or consent solicitation) shall be subject to the reasonable approval of Parent.

     7.9. TAKEOVER STATUTES.

     If any Takeover Statute shall become applicable to any of the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such action as are necessary so that the Merger and such transactions may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.


                                    ARTICLE 8
                               COVENANTS OF PARENT

     8.1. NOTIFICATION.

     Parent shall promptly notify the Company in writing of:

          (a) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Parent in this Agreement or any other Transactional Agreement;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Parent in this Agreement or any other Transactional Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any other Transactional Agreement;

          (c)  any breach of any covenant or obligation of Parent; and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Sections 10.1 or 10.2 impossible or unlikely.

     8.2. BEST EFFORTS.

     Parent shall use its best efforts to cause the conditions set forth in Sections 10.1 and 10.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Parent or Merger Sub set forth in this Agreement becoming untrue, or in any of the conditions set forth in Sections 10.1 and 10.2 not being satisfied.

     8.3. CONFIDENTIALITY; PUBLICITY.

     Parent shall use its best efforts to ensure that:

          (a) Parent and its representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the transactions contemplated hereby and, not in any way limiting the generality of the foregoing, comply with the terms and provisions of the Non-Disclosure Agreement;

          (b) without the approval of the Company (such approval not to be unreasonably withheld), neither Parent nor any of its representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company's suppliers, landlords, creditors or employees or to any other Person) regarding any of the transactions contemplated hereby, except to the extent that Parent is required by law to make any such disclosure regarding such transactions or as otherwise agreed by the parties; and

          (c) if Parent is required by law to make any disclosure regarding such transactions, Parent advises the Company in writing, at least five business days before making such disclosure, of the nature and content of the intended disclosure;

     PROVIDED, that the Parent, in conjunction with the Company, shall be entitled to discuss the proposed transactions and the Company's business with the Company's customers and suppliers and potential customers and suppliers.


                                    ARTICLE 9
                              ADDITIONAL AGREEMENTS

     9.1. COMPANY 401(k) PLAN.

     Parent and the Company agree to cooperate to perform all actions reasonably necessary to (i) terminate the Company's 401(k) Plan prior to the Effective Time; (ii) permit employees of the Company to roll over their account balances in the Company's 401(k) plan to Parent's 401(k) plan following the Effective Time, and (iii) cause Parent's 401(k) Plan to assume the outstanding loan obligations associated with such transferred accounts (the "LOAN OBLIGATIONS"); PROVIDED, that in no event shall Parent's 401(k) Plan be required to (A) assume any Loan Obligations in excess of $15,000 in the aggregate or (B) otherwise preserve any other optional forms of benefits not otherwise provided for under the Parent's 401(k) Plan as of the date hereof.

     9.2. INTEGRATION MATTERS.

     The Company will cooperate in good faith with Parent to identify and, to the extent practicable, resolve matters regarding the orderly integration of their respective operations, including matters relating to the retention of other Company employees who will remain after the Merger. The Company will cooperate in good faith with Parent to facilitate the development of a plan for the transition to common network and back office systems. The Parent has agreed to make available options to purchase Parent Common Stock to employees of the Company as separately agreed to with the Principal Shareholder.

     9.3. FIRPTA AFFIDAVIT.

     At or prior to the Closing, the Company shall provide an affidavit, in a form reasonably satisfactory to Parent, stating under penalties of perjury that the Company is not and has never been a United States real property holding corporation (as defined in section 897(c)(2) of the Code) (the "FIRPTA AFFIDAVIT").

     9.4. WORKING CAPITAL LOAN.

     Subject to Section 9.5, within two business days of the Closing Date, Parent shall loan to the Company an amount equal to $1,300,000 (the "WORKING CAPITAL LOAN"). In connection with such Working Capital Loan, the Company shall execute a promissory note in the form attached hereto as EXHIBIT E. Such Working Capital Loan shall not be prepaid unless the maximum amount of Contingent Consideration shall have been paid to the Shareholders.

     9.5. OUTSTANDING LOANS.

     Within ten business days of the Closing Date, the Company shall pay, discharge and satisfy all amounts owing under (i) that certain WCMA Loan and Security Agreement, dated as of April 20, 1999, between the Company and Merrill Lynch Business Financial Services Inc. (the "MERRILL LYNCH LOAN AGREEMENT") and
(ii) the Company's credit card with MBNA with the proceeds from the Working Capital Loan. The Company shall terminate the Merrill Lynch Loan Agreement and the Company's credit card at that time.

     9.6. INDEMNIFICATION.

     The articles of incorporation and bylaws of the Surviving Corporation after the Effective Time shall contain provisions no less favorable with respect to indemnification of directors and officers than are set forth in the articles of incorporation and bylaws of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of two years from the Effective Date in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors or officers of the Company, unless such modification shall be required by applicable law.

     9.7. EMPLOYEE BENEFITS.

     From and after the Effective Time and until the earlier of December 31, 2003 or such other time as mutually agreed between the Company and the Principal Shareholder, Parent will provide benefits to employees of the Company who continue as employees after the Effective Time (each, a "CONTINUING EMPLOYEE") that are generally comparable to those provided to other similarly situated employees of Parent from time to time. Parent agrees that the amount of time a Continuing Employee worked at the Company shall be included with the amount of time such Continuing Employee works at Parent for purposes of seniority or other benefits, including for calculating vacation time and sick time.

     9.8. COMPANY MANAGEMENT.

     From and after the Effective Time and until December 31, 2003, Parent agrees that it will not alter the duties and responsibilities of Henry R. Horsey, Jr. as set forth in an employment agreement (the "EMPLOYMENT AGREEMENT") reasonably acceptable to Parent and Mr. Horsey or reassign Henry R. Horsey, Jr. or any employee of the Company to another position; PROVIDED, that the Company maintains Business EBITDA of at least $175,000 per year. The measurement period to determine the amount of Business EBITDA per year shall begin on January 1, 2001. From and after the Effective Time and until December 31, 2003, Parent shall also not take other actions without the approval of the Principal Shareholder that would make it less likely that the Shareholders would receive the Contingent Consideration, including reassigning or terminating without good cause based on the employee's conduct any Continuing Employee or changing the location or business plan and activities of the Company as currently contemplated.

     9.9. TAX OPINION.

     Each of the Company and Parent shall cooperate with each other in obtaining the opinions of counsel referred to in Sections 10.2(f) and 10.3(i) hereof. In connection therewith, each of the Company and Parent shall deliver to each of Morrison & Foerster LLP and Chrisman, Bynum & Johnson P.C. an officer's certificate substantially in the form of EXHIBITS F AND G, respectively, hereto.

     9.10. RULE 144 REPORTING.

     With a view to making available to the Shareholders the benefits of certain rules and regulations of the SEC that may permit the sale of Parent Common Stock acquired hereunder to the public without registration, the Company agrees to use its reasonable best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144.

     9.11. EMPLOYEE INCENTIVE POOL.

     Parent has reviewed the terms of the Escrow Agreement for Employee Pool (the "ESCROW AGREEMENT FOR EMPLOYEE POOL") in substantially the form attached hereto as EXHIBIT H, and does not object thereto. Pursuant to the Escrow Agreement for Employee

Pool, the Escrow Agent agrees that it will not disburse any shares of Parent Common Stock to the employee pool participants until arrangements have been made for the payment of FICA and withholding taxes by the Company or the employee pool participants to the satisfaction of the Parent. Parent agrees that based upon existing legal authority and the terms of the Escrow Agreement for Employee
Pool: (a) it will not object to the transfer of Parent Common Stock to employee pool participants as provided in the Escrow Agreement for Employee Pool; (b) assuming that an employee pool participant is not an Affiliate of Parent within the meaning of Rule 144 of the Securities Act, it will not object to tacking of the participant's holding period; and based upon the current contemplated roles and responsibilities of each Shareholder with the Parent and its subsidiaries after the Effective Time, Parent will not assert such person is an Affiliate of Parent within the meaning of Rule 144.


                                   ARTICLE 10
                                   CONDITIONS

     10.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by the Company or Parent, as the case may be, to the extent permitted by applicable law:

          (a) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order, decree or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

          (b) This Agreement shall have been adopted and the Merger shall have been approved by the Shareholders.

          (c) No Shareholder shall have exercised its purchase rights under any existing buy-sell agreement set forth in the Company Disclosure Schedule, and the time period for exercise shall have passed or been waived.

     10.2. CONDITIONS OF OBLIGATIONS OF THE COMPANY.

     The obligations of the Company to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived in writing by the Company:

          (a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) Parent and Merger Sub shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c) The Company shall have received from Parent an officer's certificate certifying to the fulfillment of the conditions specified in Sections 10.2(a) and (b).

          (d) From the date of this Agreement through the Effective Time, Parent shall not have suffered a Parent Material Adverse Effect and no events or facts that would reasonably be expected to have a Parent Material Adverse Effect shall have occurred or arisen.

          (e) The Company and the Shareholders shall have received a legal opinion from Morrison & Foerster LLP, counsel to Parent, dated the Closing Date, substantially in the form attached hereto as EXHIBIT I.

          (f) The Shareholders shall have received an opinion from Chrisman, Bynum & Johnson PC, dated the Closing Date, substantially to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub, and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Chrisman, Bynum & Johnson PC shall be entitled to rely upon the representations of officers of Parent and the Company substantially in the form of EXHIBITS F AND G hereto and in the Transactional Agreements

     10.3. CONDITIONS OF OBLIGATIONS OF PARENT AND MERGER SUB.

     The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived in writing by Parent:

          (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties qualified by materiality which shall be true and correct in all respects) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date (which need only be true and correct in all material respects as of such date), as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

          (b) The Company shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c) Parent shall have received from the Company an officer's certificate certifying to the fulfillment of the conditions specified in Sections 10.3(a), (b) and (f).

          (d) Parent shall have received resolutions of the Company, certified by a Secretary, Assistant Secretary, or other appropriate officer of the Company, authorizing the execution, delivery and performance of this Agreement and the other Transactional Agreements, and resolutions of the meeting of the Shareholders (or written consent in lieu thereof), certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of this Agreement and the other Transactional Agreements.

          (e) The Company shall have delivered to Parent a certificate, dated as of a date no longer than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in Colorado showing the Company is in good standing and authorized to do business.

          (f) From the date of this Agreement through the Effective Time, the Company shall not have suffered a Company Material Adverse Effect and no events or facts that would reasonably be expected to have a Company Material Adverse Effect shall have occurred or arisen.

          (g) Each of the consents identified in Section 4.5 of the Company Disclosure Schedule shall have been obtained with no material expense to the Company and shall be in full force and effect.

          (h) Parent shall have received a legal opinion from Chrisman, Bynum & Johnson, P.C., counsel to the Company, dated the Closing Date, substantially in the form attached hereto as EXHIBIT J.

          (i) Parent shall have received an opinion from Morrison & Foerster LLP, dated the Closing Date, substantially to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Morrison & Foerster LLP shall be entitled to rely upon the representations of officers of Parent and the Company substantially in the form of EXHIBITS F AND G hereto and in the Transactional Agreements.

          (j) As of the Effective Time, no litigation or Proceeding shall be threatened or pending against Parent or the Company by any Governmental Entity that seeks to enjoin or prevent the consummation of the Merger, or to require Parent to divest or hold separate any business in connection with the Merger, or which would reasonably be expected to have a Company Material Adverse Effect.

          (k)  The Company shall have terminated the Company's 401(k) Plan.

          (l) Holders of no more than three percent of the outstanding Company Common Stock shall have asserted appraisal rights for shares of Company Common Stock in accordance with the CBCA.

          (m)  Parent shall have received from the Company the FIRPTA Affidavit.

          (n)  Henry R. Horsey, Jr. shall have executed the Employment
Agreement.

          (o) Each Shareholder shall have executed a shareholders' agreement substantially in the form attached hereto as EXHIBIT K.

          (p) The Principal Shareholder and Revell Horsey shall have executed the Voting Agreement.

          (q) Immediately prior to the Effective Time, all Company Options shall have been terminated.


                                   ARTICLE 11
                                   TERMINATION

     11.1. TERMINATION.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Shareholders:

          (a)  by mutual written consent of the Company and Parent;

          (b) by Parent if (i) there is a material breach of any covenant or obligation of the Company or any Principal Shareholder or (ii) Parent reasonably determines that the timely satisfaction of any condition set forth in Section
10.1 or 10.3 has become impossible or impractical (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation set forth in this Agreement);

          (c) by the Company if (i) there is a material breach of any covenant or obligation of Purchaser or Merger Sub or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Section
10.1 or 10.2 has become impossible or impractical (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement);

          (d) by either Parent or the Company if the Closing has not taken place on or before October 15, 2000 (other than as a result of any failure on the part of the party seeking to terminate to comply with or perform any covenant or obligation set forth in this Agreement);

          (e) by either Parent or the Company if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; PROVIDED, that the party seeking to terminate this Agreement pursuant to this clause (e) shall have used all reasonable efforts to remove such order, decree or ruling; or

          (f) by either Parent or the Company if any approval of the Shareholders required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Shareholders or at any adjournment thereof.

     11.2. TERMINATION PROCEDURES.

     If Parent wishes to terminate this Agreement pursuant to Section 11.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 11.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     11.3. EFFECT OF TERMINATION.

          (a) If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, that:

               (i) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Section 12;

               (ii) the Company shall, in all events, remain bound by and continue to be subject to Section 7.7;

               (iii) Parent shall, in all events, remain bound by and continue to be subject to Section 8.3; and

               (iv) the parties shall, in all events, remain bound by the terms and provisions of the Non-Disclosure Agreement.

          (b) Notwithstanding anything herein to the contrary, if (i) this Agreement is terminated by Parent because the Company shall have directly or indirectly consummated an Acquisition Transaction pursuant to which either the Company has disposed of all or substantially all of its assets or entered into a transaction described in clauses (b) or (c) of the definition of Acquisition Transaction, which has resulted in a change of control of the Company, then, the Company shall pay Parent an amount equal to the sum of the Termination Fee plus all documented out-of-pocket expenses incurred by Parent in connection with the negotiation and execution of this Agreement and the attempted completion of the Merger. The parties agree that such payment constitutes liquidated damages and is the sole remedy of Parent and Merger Sub in such circumstances. Such payment shall constitute liquidated damages and the sole remedy of Parent in such circumstances.

                                   ARTICLE 12
                                 INDEMNIFICATION

     12.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) All representations and warranties of the parties hereunder and under the Transactional Agreements shall survive the Closing and terminate on the date two years from the Closing Date; PROVIDED, HOWEVER, that representations and warranties contained in Sections 4.2, 4.3 and 4.11 shall survive until 30 days after the expiration of all applicable statute of limitation periods, including any waivers or extensions thereof, at which time such representations and warranties shall expire except for claims made prior to such date.

          (b) The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to (except as set forth in the Company Disclosure Schedule), or any investigation made by, or the knowledge of, any of the parties or any of their representatives.

          (c) For purposes of this Agreement, although each statement or other item of information set forth in the Company Disclosure Schedule qualifies the specific representation and warranty to which such information refers, all such statements and other items of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

          (d) The representations, warranties, covenants and obligations of the Company are made to Parent and Merger Sub and for the benefit of each Indemnitee. The representations, warranties, covenants and obligations of the Parent and Merger Sub are also made to and for the benefit of the Shareholders.

     12.2. INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS.

          (a) The Company and the Shareholders shall hold harmless and indemnify Parent and Merger Sub and each of their respective officers, directors, employees, agents and representatives (collectively, the "INDEMNITEES" and individually each an "INDEMNITEE") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees (regardless of whether or not such Damages relate to any third party claim), directly or indirectly, arising or resulting from or connected with:

               (i) any breach of any representation or warranty made by the Company or any Shareholder in this Agreement or any other Transactional Agreement; and

               (ii) any breach of any covenant or obligation of the Company or any Shareholder under this Agreement or any other Transactional Agreement.

          (b) After Closing, no Person shall be required to indemnify any Indemnitee with respect to any claim for indemnification pursuant to Section 12.2(a) unless and until the aggregate amount of indemnifiable Damages suffered by all Indemnitees subject to indemnification pursuant to this Agreement exceeds $500,000 (the "THRESHOLD AMOUNT"), at which point the indemnifying Person shall indemnify the full amount of such claims and all claims thereafter, subject to any other applicable limitations in this Section 12.2 on the indemnifying Person's indemnification obligations. The aggregation of claims must only reach the Threshold Amount once, and after such point the Indemnitees may seek indemnification for all claims which may arise under this Section 12.2.

          (c) If there is any breach of any representation, warranty or other provision relating to the Company or the Company's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof) in this Agreement or any of the other Transactional Agreements, then Parent itself shall be deemed, by virtue of its ownership of the stock of the Company, to have incurred Damages, if any, as a result of such breach or liability, and Parent shall be entitled to such indemnification as may be available pursuant to the terms of this Section 12. Nothing contained in this
Section 12.2(c) shall have the effect of (i) limiting the circumstances under which Parent may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that Parent may be deemed to have incurred (whether in connection with any such breach or liability or otherwise), or (iii) limiting the rights of Parent or any of the other Indemnitees under this Section 12.2.

          (d) The Company and the Shareholders are not required to make any indemnification payment hereunder unless a claim is initiated prior to expiration of the applicable survival period set forth in Section 12.1(a).

          (e) The Company, by signing this Agreement, acknowledges and irrevocably agrees that the Merger Consideration is subject to the indemnification obligations as contemplated hereunder.

          (f) If there is a breach of the representations and warranties by a Shareholder, only that Shareholder (and that Shareholder's assets in the Escrow
Fund) shall be liable for or have indemnification obligations in respect thereof.

          (g) The Principal Shareholder, by voting to approve this Agreement or surrendering his Certificate(s), acknowledges and irrevocably agrees (i) that the consideration to which such Principal Shareholder is entitled hereunder is subject to the indemnification obligations as contemplated hereunder and (ii) to all other obligations of the Principal Shareholder hereunder and under the other Transactional Agreements.

          (h) Any Shareholder may pay any indemnification claim by delivery of Parent Common Stock which shall be valued at the Closing Share Price.

          (i) The total amount of indemnification owing by any Shareholder shall not exceed the value of the Parent Common Stock delivered as part of the Merger Consideration valued at the Closing Share Price; PROVIDED, that the total amount owing by Henry R. Horsey, Jr. will include the cash portion of the First Installment received by him.

          (j) All indemnification claims made by Parent or Merger Sub against a Shareholder shall be made first against the Escrow Fund and only be made against the Shareholder's other assets to the extent the claim allocable to that Shareholder exceeds the amount represented by that Shareholder's portion of the Escrow Fund.

          (k) A Shareholder may elect to pay in cash any claim made against the Shareholder's portion of the Escrow Fund.

          (l) The indemnification provisions of this Agreement are the sole and exclusive remedy of any Indemnity for Claims, causes, actions or other Damages related to this Agreement and the Merger.

     12.3. INDEMNIFICATION BY PARENT.

          (a) Parent shall hold harmless and indemnify the Company and the Shareholders and their heirs, assigns and successors (collectively, the "SHAREHOLDER INDEMNITEES") from and against, and shall compensate and reimburse each of the Shareholder Indemnitees for, any Damages which are suffered or incurred by any of the Shareholder Indemnitees (regardless of whether or not such Damages relate to any third party claim), directly or indirectly, arising or resulting from or connected with:

               (i) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any other Transactional Agreement; and

               (ii) any breach of any covenant or obligation of Parent or Merger Sub under this Agreement or any other Transactional Agreement.

          (b) After Closing, no Person shall be required to indemnify any Shareholder Indemnitee with respect to any claim for indemnification pursuant to
Section 12.3(a) unless and until the aggregate amount of indemnifiable Damages suffered by all Shareholder Indemnitees subject to indemnification pursuant to this Agreement exceeds the Threshold Amount, at which point the indemnifying Person shall indemnify the full amount of such claims and all claims thereafter, subject to any other applicable limitations in this Section 12.3 on the indemnifying Person's indemnification obligations. The aggregation of claims must only reach the Threshold Amount once, and after such point the Shareholder Indemnitees may seek indemnification for all claims which may arise under this
Section 12.3. A failure to pay the First Installment or the Contingent Consideration is not subject to the limitations in this Section 12.3(b).

          (c) Parent is not required to make any indemnification payment hereunder unless a claim is initiated prior to expiration of the applicable survival period set forth in Section 12.1(a).

     12.4. NO CONTRIBUTION.

     With respect to the matters for which Parent or any other Indemnitee is entitled to indemnification pursuant to Section 12.2, the Principal Shareholder shall not have, and shall not be entitled to exercise or assert, against Parent (and, if applicable, the Surviving Corporation) or any Indemnitee, or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy (but not defenses) in connection with any indemnification obligation to Parent or any Indemnitee (and, if applicable, the Surviving Corporation) to which the Principal Shareholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the transactions contemplated hereby.

     12.5. INTEREST.

     Any party that is required to indemnify any other Person pursuant to this
Section 12 with respect to any Damages, shall also be required to pay to such other Person interest on the amount of such Damages (for the period commencing as of the date on which such Person first paid such Damages and ending on the date on which the applicable indemnification payment is made to such Person) at the rate of 8.75% per annum except to the extent interest has been included in the amount of Damages awarded.

     12.6. SETOFF.

     In addition to any rights of setoff or other rights that any Person may have at common law or otherwise, each Person shall have the right to set off any amount that may be owed to it by the other under this Section 12 against any amount otherwise payable by such Person hereunder, other than wages, salary or benefits as an employee.

     12.7. DEFENSE OF THIRD PARTY CLAIMS.

          (a) In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against Parent, any other Indemnitee or any other Person) with respect to which the Company may become obligated hereunder to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 12, the party to be indemnified (the "INDEMNIFIED PARTY") shall, reasonably promptly following the Indemnified Party's actual knowledge thereof, notify the Person providing the indemnification hereunder (the "INDEMNIFYING PARTY") of such claim or Proceeding by providing notice to the Company and the Principal Shareholder. In any such event, the Indemnified Party may proceed with the defense of such claim or Proceeding and the Indemnifying Party shall bear and pay all costs and expenses (including attorneys fees and costs) in connection with the Indemnified Party's defense of any such claim or Proceeding (whether or not incurred by the Indemnified Party).

          (b) If the Indemnified Party so proceeds with the defense of any such claim or Proceeding:

               (i) all expenses reasonably incurred and relating to the defense of such claim or Proceeding (whether or not incurred by the Indemnified Party) shall be borne and paid exclusively by the Indemnifying Party;

               (ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such claim or Proceeding;

               (iii) the Indemnified Party shall keep the Company and the Principal Shareholder informed of all material developments and events relating to such claim or Proceeding;

               (iv) the Company and the Principal Shareholder shall have the right to participate in the defense of such claim or proceeding at its own expense; and

               (v) the Indemnified Party shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Company and the Principal Shareholder, which consent shall not be unreasonably withheld.


                                   ARTICLE 13
                         DEFINITIONS AND INTERPRETATION

     13.1. DEFINITIONS.

     As used in this Agreement, the following defined terms shall have the meanings indicated below:

     "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale or other disposition of all or substantially all of the Company's business or assets, or (other than in the ordinary course of business) of any portion of the Company's business or assets;

          (b) the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company or
     (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

          (c) any, merger, consolidation, business combination, share exchange, merger or similar transaction involving the Company;

PROVIDED, that an exercise of rights pursuant to the existing buy-sell agreements set forth in the Company Disclosure Schedule shall not constitute an Acquisition Transaction.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and Schedules hereto and the Company Disclosure Schedule.

     "Articles of Merger" shall have the meaning set forth in Section 1.3 hereof.

     "Business EBITDA" shall have the meaning set forth in Section 2.3(a) hereof.

     "Bylaws" shall mean the Bylaws of the Company.

     "Cancelled Shares" shall have the meaning set forth in Section 2.1 hereof.

     "CBCA" shall mean the Colorado Business Corporation Act.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended

     "Certificates" shall have the meaning set forth in Section 3.1(b) hereof.

     "Change in Control" shall have the meaning set forth in Section 2.3(d) hereof.

     "Closing" shall have the meaning set forth in Section 1.2 hereof.

     "Closing Date" shall have the meaning set forth in Section 1.2 hereof.

     "Closing Share Price" shall have the meaning set forth in Section 2.2 hereof.

     "Code" shall have the meaning set forth in the recitals hereto.

     "Company" shall have the meaning set forth in the preamble hereto.

     "Company Articles" shall have the meaning set forth in 4.1(a) hereof.

     "Company Benefit Plans" shall mean the Company's 1998 Stock Option Plan.

     "Company Board" shall mean the board of directors of the Company.

     "Company Common Stock" shall have the meaning set forth in Section 2.1 hereof.

     "Company Contract" shall mean any contract:

          (a)  to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c)  under which the Company has or may acquire any right or interest.

     "Company Disclosure Schedule" shall have the meaning set forth in the introductory paragraph to Article 4.

     "Company Financial Statements" shall have the meaning set forth in Section 4.6(a) hereof.

     "Company Insurance Policy" shall have the meaning set forth in Section 4.17(a) hereof.

     "Company Intellectual Property" shall have the meaning set forth in Section 4.13(b) hereof.

     "Company Material Adverse Effect" shall mean, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or assets and properties of the Company.

     "Company Option" shall have the meaning set forth in Section 2.6(a) hereof.

     "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

     "Company Returns" shall have the meaning set forth in Section 4.11(b) hereof.

     "Content" shall have the meaning set forth in Section 4.13(a) hereof.

     "Contingent Consideration" shall have the meaning set forth in Section 2.3 hereof.

     "Continuing Employee" shall have the meaning set forth in Section 9.6 hereof.

     "Copyrights" shall have the meaning set forth in Section 4.13(a) hereof.

     "Damages" shall mean the amount of any loss, damage, injury, liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge or cost (including any cost of investigation).

     "Disclosure Schedule Update" shall have the meaning set forth in Section 7.4(b) hereof.

     "Dissenting Shares" shall have the meaning set forth in Section 3.3(a) hereof.

     "EBITDA Payment Date" shall have the meaning set forth in Section 2.3(a) hereof.

     "Effective Time" shall have the meaning set forth in Section 1.3 hereof.

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

     "Employment Agreement" shall have the meaning set forth in Section 9.8 hereof.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 4.12(a) hereof.

     "ERISA Plans" shall have the meaning set forth in Section 4.12(a) hereof.

     "Escrow Agent" shall have the meaning set forth in Section 2.7(a) hereof.

     "Escrow Agreement" shall have the meaning set forth in Section 2.7(a) hereof.

     "Escrow Agreement for Employee Pool" shall have the meaning set forth in
Section 9.11 hereof.

     "Escrow Fund" shall have the meaning set forth in Section 2.7(a) hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall mean Person or Persons designated by Parent and reasonably acceptable to the Company to act as exchange agent for payment of the Merger Consideration.

     "Exchange Fund" shall have the meaning set forth in Section 3.1(e) hereof.

     "FIRPTA Affidavit" shall have the meaning set forth in Section 9.3 hereof.

     "First Installment" shall have the meaning set forth in Section 2.2 hereof.

     "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Entity.

     "Governmental Entity" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal);

          (d)  multinational organization or body; or

          (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (a) CERCLA; (b) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
Section 11001 ET SEQ.; (c) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801, ET SEQ.; (d) the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; (e) the Occupational Safety and Health Act of 1970, 29 U.S.C.
Section 651 ET SEQ.; (f) regulations promulgated under any of the above statutes; or (g) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

     "Indebtedness" shall mean (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any Lien on any property and (f) all guarantee obligations.

     "Indemnified Party" shall have the meaning set forth in Section 12.7(a) hereof.

     "Indemnifying Party" shall have the meaning set forth in Section 12.7(a) hereof.

     "Indemnitee" shall have the meaning set forth in Section 12.2(a) hereof.

     "Information Statement" shall have the meaning set forth in Section 7.8(a) hereof.

     "Initial EBITDA Payment" shall have the meaning set forth in Section 2.3(a) hereof.

     "Intellectual Property" shall have the meaning set forth in Section 4.13(a) hereof.

     "Leased Premises" shall have the meaning set forth in Section 4.18(d) hereof.

     "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

     "Letter of Transmittal" shall have the meaning set forth in Section 3.1(b) hereof.

     "License Agreements" shall have the meaning set forth in Section 4.13(b) hereof.

     "Lien" shall have the meaning set forth in Section 4.5(c) hereof.

     "Loan Obligations" shall have the meaning set forth in Section 9.1(a) hereof.

     "Merger" shall have the meaning set forth in the recitals hereto.

     "Merger Consideration" shall have the meaning set forth in Section 2.2 hereof.

     "Merger Sub" shall have the meaning set forth in the preamble hereto.

     "Merrill Lynch Loan Agreement" shall have the meaning set forth in Section 9.4(b) hereof.

     "Non-Disclosure Agreement" shall have the meaning set forth in Section 7.7(a) hereof.

     "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) contract with any Governmental Entity that is entered into in connection with any Proceeding.

     "Parent" shall have the meaning set forth in the preamble hereto.

     "Parent Common Stock" shall mean the common stock of Parent.

     "Parent Material Adverse Effect" shall mean, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects or assets and properties of Parent.

     "Parent SEC Materials" shall have the meaning set forth in Section 7.8(a) hereof.

     "Parent SEC Reports" shall have the meaning set forth in Section 6.8 hereof.

     "Patents" shall have the meaning set forth in Section 4.13(a) hereof.

     "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "Plans" shall have the meaning set forth in Section 4.12(a) hereof.

     "Principal Shareholder" shall have the meaning set forth in the preamble hereto.

     "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Entity or any arbitrator or arbitration panel.

     "SEC" shall mean the Securities and Exchange Commission.

     "Secretary of State" shall have the meaning set forth in Section 1.3 hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Shareholder Indemnitees" shall have the meaning set forth in Section 12.3(a) hereof.

     "Shareholder Representative" shall have the meaning set forth in Section 2.7(a) hereto.

     "Shareholders" shall mean the holders of the Company Common Stock.

     "Software" shall have the meaning set forth in Section 4.13(a) hereof.

     "Surviving Corporation" shall have the meaning set forth in Section 1.1 hereto.

     "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Entity, or (b) payable pursuant to any tax sharing agreement or similar contract.

     "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Termination Fee" shall mean $1,000,000.

     "Threshold Amount" shall have the meaning set forth in Section 12.2(b) hereof.

     "Trade Secrets" shall have the meaning set forth in Section 4.13(a) hereof.

     "Trademarks" shall have the meaning set forth in Section 4.13(a) hereof.

     "Transactional Agreements" shall mean this Agreement, the Escrow Agreement, the Shareholders' Agreement, the Voting Agreement and the Articles of Merger.

     "US GAAP" shall have the meaning set forth in Section 4.6(b) hereof.

     "Voting Agreement" shall have the meaning set forth in the recitals hereto.

     "Voting Debt" shall have the meaning set forth in Section 4.2(b) hereof.

     "Working Capital Loan" shall have the meaning set forth in Section 9.4(a) hereof.

     "Year 2000 Compliance" shall have the meaning set forth in Section 4.13(o) hereof.

     13.2. INTERPRETATION.

          (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

          (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (d) The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders. When a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

          (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (h) For purposes of this Agreement, the Company and Parent shall be deemed to have "knowledge" of a particular fact or other matter if: (i) the chief executive officer or chief financial officer of the Company or Parent, as the case may be, is actually aware of such fact or other matter; or (ii) the chief executive officer or chief financial officer of the Company or Parent, as the case may be, could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.


                                   ARTICLE 14
                                  MISCELLANEOUS

     14.1. FEES AND EXPENSES.

     Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Merger shall be paid by the party incurring such expenses; PROVIDED, that if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees.

     14.2. AMENDMENT.

     This Agreement may be amended by the written agreement by each of the parties hereto but no amendment shall be made that by law requires further approval by the Shareholders without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Parent, Merger Sub and the Company. Subject to the limitations of the CBCA, this Agreement may be amended before or after receipt of the Company Required Vote approving and adopting this Agreement and the Merger.

     14.3. EXTENSION; WAIVER.

     At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     14.4. NOTICES.

     All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Company, to

               Intelligent Decision Technologies, Ltd.
               203 South Main Street
               Suite A
               Longmont, Colorado 80501
               Attention: Henry Horsey, Jr.
               Facsimile No.: (303) 774-9124

with a copy to

               Chrisman, Bynum & Johnson, P.C.
               1900 Fifteenth Street
               Boulder, Colorado 80302
               Attention: G. James Williams, Jr. Esq.
               Facsimile No.: (303) 449-5426

and

          (b)  if to the Principal Shareholder, to

               Henry Horsey, Jr.
               7685 North 83rd Street
               Longmont, Colorado 80503
               Facsimile No.: (303) 652-0336

and

          (c)  if to Parent, to

               National Information Consortium, Inc.
               10975 Benson Street
               Suite 390, 12 Corporate Woods
               Overland Park, Kansas  66210
               Attention: Kevin Childress
               Facsimile No.: (913) 498-3472

with a copy to

               Morrison & Foerster LLP
               425 Market Street
               San Francisco, California 94105
               Attention: John Campbell, Esq.
               Facsimile No.: (415) 268-7522

     14.5. DESCRIPTIVE HEADINGS.

     The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     14.6. COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     14.7. ENTIRE AGREEMENT; ASSIGNMENT.

     This Agreement (including the Exhibits and Schedules attached hereto) together with the Ancillary Agreements (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, any provisions of any such latter agreement which are inconsistent with the transactions contemplated by this Agreement being waived hereby, and (b) shall not be assigned by operation of law or otherwise except that Parent and Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations hereunder to any direct or indirect wholly or majority owned subsidiary or Affiliate of Parent; PROVIDED, HOWEVER, that such assignment shall not relieve Parent of its obligations hereunder.

     14.8. GOVERNING LAW.

     This Agreement shall be governed and construed in accordance with the laws of the State of Colorado without regard to any applicable principles of conflicts of law.

     14.9. SPECIFIC PERFORMANCE.

     The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     14.10. PARTIES IN INTEREST.

     Except as set forth in Sections 7.3 and 10.2 hereof (which are intended to be for the benefit of the Persons referred to therein and their beneficiaries, and may be enforced by such Persons as intended third-party beneficiaries or otherwise herein), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                       NATIONAL INFORMATION CONSORTIUM, INC.


                                       By:
                                          ----------------------------------
                                       Name: Kevin Childress
                                       Title: Chief Financial Officer



                                       CHERRY HILLS ACQUISITION SUB, INC.


                                       By:
                                          ----------------------------------
                                       Name: Kevin Childress
                                       Title: President




                                       INTELLIGENT DECISION TECHNOLOGIES, LTD.


                                       By:
                                          ----------------------------------
                                       Name:
                                       Title:




                                       PRINCIPAL SHAREHOLDER


                                       By:
                                          ----------------------------------
                                          Henry R. Horsey, Jr.